Exhibit 10.1

October 1, 2007

Mr. C. Dowd Ritter
[Address]

Re:	Termination of Employment Agreement

Dear Dowd:

        The purpose of this AGREEMENT (the “Agreement”) is to set forth the mutual understanding between Regions Financial Corporation (the “Company”) and you in respect of the termination of the employment agreement, dated October 4, 1999, between you and AmSouth Bancorporation (“AmSouth”), as amended August 8, 2001, July 8, 2003 and April 23, 2004, and as modified by the May 24, 2006 letter from you to the Board of Directors of AmSouth (your employment agreement, as amended and modified, is referred to herein as your “Employment Agreement”).

1.	Purpose, Effectiveness and Interpretation.

     (a)  Purpose. You and the Company desire to terminate your Employment Agreement, subject to the provisions of this Agreement. You should review this Agreement carefully for the terms and conditions that will apply.

     (b)  Effectiveness. If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Executive Compensation Department of Regions. This Agreement will become effective on execution by both you and the Company.

C. Dowd Ritter	-2-

2.	Termination of Employment Agreement; Retention Grant; Supplemental Retirement Agreement

        If this Agreement becomes effective, each of the following will occur:

     (a)  Termination of Your Employment Agreement. Your Employment Agreement will be terminated and neither you nor the Company or any of its affiliates shall have any obligation or liability of any kind under the Employment Agreement. By signing this Agreement, you are electing to forgo any payments and benefits you may otherwise be eligible to receive under the Employment Agreement, other than the payments and benefits under your Employment Agreement that are being preserved under the supplemental retirement agreement that you and the Company are entering into as of the effective date of this Agreement.

     (b)  Retention Grant. In consideration of your commitments as outlined above, the Company will grant you an award of 404,984 restricted stock units of the Company on a date as determined by the Compensation Committee of the Board after your acceptance of this Agreement. These restricted stock units will be substantially on the terms of the form of restricted stock unit award agreement attached to this Agreement.

        This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

C. Dowd Ritter	-3-

        If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Executive Compensation Department of the Company.

REGIONS FINANCIAL CORPORATION
By:

Name: Title:
Date:

AGREED AND ACKNOWLEDGED:

C. Dowd Ritter

Date: